Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Evercel, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Evercel, Inc. (No. 333-81941) of our report dated March 17, 2003, relating to the consolidated balance sheets of Evercel, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Evercel, Inc.

/s/ KPMG LLP
KPMG LLP

Providence, Rhode Island
March 27, 2003